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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2002

Horizon Organic Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24337	84-1405007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)
6311 Horizon Lane, Longmont, Colorado		80503
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (303) 530-2711

(Former name or former address, if changed since last report)

Exhibit Index Appears on page 16

Item 5. Other Events and Regulation FD Disclosure.

Discontinued Operations.

            In 1994, we made a strategic decision to begin developing our own organic milk supply. We began by building a herd of organic cows at a dairy farm in Idaho, which we subsequently acquired in 1997. Also in 1997, we acquired a dairy farm in Maryland in order to develop an internal organic fluid milk supply for the eastern U.S. In 1999, we entered into a herd management agreement with a third party to manage an additional herd of organic cows in Colorado. In March 2000 we acquired an additional non-operating dairy farm in Wilton, California.

            In 2001, we made a strategic decision that the rising interest in organic farming would allow us to secure a sufficient supply of organic fluid milk from third parties and that it was no longer necessary for us to invest capital to expand our company-owned farms. On May 1, 2002, we announced that we were in negotiations for the sale of our Idaho Dairy to an experienced dairy farmer.

            Initially, we expected to enter into a definitive agreement and close with the buyer by June 30, 2002. We experienced unexpected delays from the buyer's investigation and financing efforts. We currently expect to enter into a definitive agreement when the buyer obtains a financing commitment and close the transaction in the fall of 2002. In conjunction with the definitive agreement, we intend to enter into a long-term supply agreement with the buyer for organic fluid milk. In addition, we have not renewed the management agreement for our Colorado herd, which is due to expire on September 30, 2002. Most of those assets will be transferred to the Idaho Dairy prior to, and will be included as part of, the sale.

            We expect to use a substantial portion of the proceeds from the sale of such assets held for sale to repay outstanding debt or as working capital.

            As a result of our decisions to sell the Idaho Dairy and not renew the management agreement for our Colorado herd, as reported in our quarterly report on form 10Q for the period ended March 31, 2002, we revised our financial statements to classify these operations as discontinued operations. Until we close the sale of the Idaho Dairy, we will continue operating the Idaho Dairy for at least an additional quarter. As a result, we will take a charge to discontinued operations of approximately $0.8 million for the three months ended June 30, 2002 which will be fully offset by the elimination of approximately $0.8 million of depreciation expense during the three months ending September 30, 2002. The charge taken for the three months ended June 30, 2002 equals the anticipated difference between the net book value of the Idaho Dairy assets and the anticipated sales price for those assets at September 30, 2002. The elimination of approximately $0.8 million of depreciation expense comes from operating the Idaho Dairy without any depreciation charges during the three months ending September 30, 2002.

            There can be no assurance that we will enter into a definitive agreement with this prospective buyer in the time frame we expect, or that if we do, that the transaction will close in the time frame we expect, if at all. In the event that this transaction does not occur, we will continue to seek a buyer for the Idaho Dairy. If we are unable to complete the sale of the Idaho Dairy on the terms we expect and we sell it for a price below what we currently anticipate, whether to the prospective buyer or a new buyer, we will need to record an increased loss on disposal. If we choose not to sell the assets and decide to operate the Idaho Dairy, we would need to reverse our discontinued operations accounting treatment. There can be no assurance that we will be able to operate the Idaho Dairy at a profit. In addition, we will have less cash to pay down debt or for working capital. Any increased loss on disposal or reversal of our accounting treatment could have a significant impact on our financial condition and the results of operations. We believe that the decision to sell these farm assets will allow us to focus on developing additional products, pursuing acquisitions and marketing our brands.

            We do not operate the dairy farm in California and it is held for sale. Consistent with our strategic decision regarding our farms, we are exploring alternatives for our Maryland Dairy which could include a sale to a third party.

            Included herein as Appendix F are the Horizon Organic Holding Corporation consolidated financial statements and the related notes for the years ended December 31, 2001, 2000, and 1999, as adjusted for the reporting of discontinued operations. The following is management's discussion and analysis of financial condition and results of operations for those years.

Management's Discussion and Analysis of Financial Condition and Results of Operations

            The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report. This section of this report contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations and intentions. We use words such as "anticipate," "believe," expect," "future" and "intend" and similar expressions to identify forward-looking statements for many reasons, including the factors described below and in the section titled "Risk Factors" in our annual report on form 10K for the year ended December 31, 2001.

Overview

            We produce and market the leading brands of certified organic fluid milk and a full line of branded, refrigerated organic dairy products and juices. We market our products under the Horizon Organic and The Organic Cow of Vermont brand names in the U.S., and the Rachel's Organic brand name in the U.K. In addition, we license our Horizon Organic brand for use on organic milk and dairy products in Japan and for organic eggs in the U.S. According to Information Resources, Inc, a market research firm, our organic fluid milk has an approximately 70.0% market share of all organic milk sold in conventional supermarket chains in the U.S. over the twelve month period ended March 31, 2002.

            Our company was founded in Boulder, Colorado in 1991. We introduced our first products, organic nonfat yogurts, in 1992, with organic fluid milk following in 1993. Initially, we contracted for our supply of organic milk products with a Wisconsin-based cooperative. At the time, there was a limited supply of organic fluid milk available for purchase by dairies. In 1994, we made a strategic decision to begin developing our own organic milk supply. We began by building a herd of organic cows at a dairy farm in Idaho, which we subsequently acquired in 1997. Also in 1997, we acquired a dairy farm in Maryland in order to develop an internal organic fluid milk supply for the eastern United States. In 1999, we entered into a herd management agreement with a third party to manage an additional herd of organic cows in Colorado.

            In 1995, we began focusing on expanding and integrating a nationwide production, processing and distribution system. As part of our efforts to increase our distribution, in April 1998, we acquired the largest brand of organic dairy products in the metropolitan New York region and rebranded it under our Horizon Organic label. In April 1999, we acquired The Organic Cow of Vermont brand name. We continue to market our products under this brand in the New England region.

            In 1999, we began selling our products in Europe by acquiring Rachel's Dairy Limited, a U.K. company that processes, markets and distributes organic yogurts and creams. In 2000, we furthered our presence in the U.K. by acquiring Meadow Farms Limited, the leading processor and supplier of organic fluid milk in the U.K. Meadow Farms sold primarily private label products at the time of our acquisition. We have recently introduced organic fluid milk products under the Rachel's Organic brand as a result of strong U.K. consumer support for the Rachel's Organic brand. In December 2001, we entered into a processing and distribution agreement with Dairy Crest, the largest dairy foods company in the U.K., that provides for them to distribute our Rachel's Organic dairy products throughout the

U.K. and to replace all of Dairy Crest's branded organic fluid milk with Rachel's Organic branded milk.

            In 2001, we made a strategic decision that the rising interest in organic farming would allow us to secure a sufficient supply of organic fluid milk from third parties and that it was no longer necessary for us to invest capital to expand our company-owned farms. On May 1, 2002, we announced that we were in negotiations for the sale of our Idaho Dairy to an experienced dairy farmer. Initially, we expected to enter into a definitive agreement with the buyer and close by June 30, 2002. We currently expect to enter into a definitive agreement and close the transaction in the fall of 2002. In conjunction with the definitive agreement, we intend to enter into a long-term supply agreement with the buyer for organic fluid milk. In addition, we have not renewed the management agreement for our Colorado herd, which is due to expire on September 30, 2002. Most of those assets will be transferred to the Idaho Dairy prior to, and will be included as part of, the sale. As a result of our decisions to sell the Idaho Dairy and not renew the management agreement for our Colorado herd, we revised our financial statements to classify these operations as discontinued operations. Until we close the sale of the Idaho Dairy, we will continue operating the dairy for at least an additional quarter. As a result, we will take a charge to discontinued operations of approximately $0.8 million for the three months ended June 30, 2002 which will be fully offset by the elimination of approximately $0.8 million of depreciation expense during the three months ended September 30, 2002. This charge taken for the three months ended June 30, 2002 equals the anticipated difference between the net book value of the Idaho Dairy assets and the anticipated sales price for those assets at September 30, 2002. The elimination of approximately $0.8 million of depreciation expense comes from operating the Idaho Dairy without any depreciation charges during the three months ended September 30, 2002. There can be no assurance that we will enter into a definitive agreement with this prospective buyer in the time frame we expect, or that if we do, that the transaction will close in the time frame we expect, if at all. In the event this transaction does not occur, we will continue to seek a buyer for the Idaho Dairy. We believe that the decision to sell these farm assets will allow us to focus on developing additional products, pursuing acquisitions and marketing our brands.

            We sell our products in the U.S. primarily through Acosta, Inc., our external food broker and one of the largest national food brokers, and our internal sales force. Our agreement with Acosta provides us with outsourced sales and category management support through its approximately 8,000 sales representatives. Our customers are natural foods supermarkets, supermarket chains, mass merchant retailers, specialty food retailers and food manufacturers who use our organic products as ingredients. Domestic sales accounted for approximately 79.9%, 82.5% and 94.9% of total net sales in fiscal years 2001, 2000 and 1999, respectively. International sales accounted for approximately 20.1%, 17.5% and 5.1% of our total net sales in fiscal years 2001, 2000 and 1999, respectively. We have distribution arrangements with United Natural Foods, Inc., a national distributor headquartered in Dayville, Connecticut, and H.P. Hood, Inc., a dairy processor and distributor headquartered in Boston, Massachusetts. Each of these arrangements accounted for 13.6% and 13.4%, respectively, of our total sales in 2001. In addition, sales to Safeway and its affiliates in the U.S. represented 10.9% of our total sales in 2001. In the U.K., we sell our products through the sales force of Dairy Crest, pursuant to our strategic partnership agreement, as well as our internal sales force. In addition to increased retail distribution, our alliance with Dairy Crest includes distributing our Rachel's Organic branded fluid milk through Dairy Crest's home delivery system. In addition, sales to Sainsbury's, one of the leading supermarket chains in the U.K., represented 10.3% of our total sales in 2001.

            We derive revenues primarily through product sales. Net sales include product sales, less product returns, if any, and allowances. Product sales are comprised primarily of sales of organic fluid milk, organic yogurts, organic butters, organic cheeses and organic juices. Revenue is generally recognized upon transfer of title at the time of shipment to or pickup by a customer.

            Cost of sales includes the cost of raw materials, including milk purchased from our Idaho Dairy and Colorado herd which are included in discontinued operations, processing fees, inbound freight costs, milk pooling charges and operating income or loss from Maryland farm operations. The costs of our farm operations include all costs associated with the milk production from our Maryland organic dairy herd which is included in continuing operations. Such cost factors primarily include organic feed, cattle depreciation, cull losses, payroll, general operating expenses and fixed asset depreciation. We depreciate our Maryland farm assets using the straight-line method over the estimated useful lives, which range from 3 to 27 years. Cattle are depreciated using a straight-line method over five years commencing with their first milking and have a capitalized cost based on purchase price plus pre-production costs.

            We purchase most of our fluid milk supply from various organic farmers and cooperatives throughout the U.S. and the U.K. In the U.S., we generally have contracts with our suppliers with terms of one to three years. In the U.K., terms generally range anywhere from three months to five years. Prices are set based on butterfat content and quality testing criteria and most contracts require that we purchase minimum quantities of organic farm milk. If we cannot use the minimum amounts of milk we are required to purchase under these contracts, either as organic milk or in other organic dairy products, we sell the organic milk as conventional milk, which has a lower selling price. We record the difference between our purchase price for organic milk and the conventional milk price received by us in cost of sales.

            Processing fees include payments made to our dairy and juice processors to process and package raw ingredients into organic milk, dairy and juice products. Inbound freight costs include all raw material inbound shipping costs to the processors. Milk pooling charges include charges incurred by our processors as calculated by the Federal Milk Market Order System. Because the pooling charge assessments are received from the Market Administrators one month in arrears, we adjust the prior months estimates to actual amounts charged.

            Gross profit includes net sales less cost of sales.

            Selling expenses consist of all expenses required to market and sell our products, including our direct selling, marketing and distribution costs.

            General and administrative costs are comprised of all costs of operations and corporate support not specifically included in any of the items above. Most of our depreciation expense, including those associated with our new enterprise resource planning system and general operations and accounting software, is included in this line item.

            Intangible assets amortization includes the amortization of goodwill resulting from the acquisitions of Meadow Farms and Organic Matters in 2000 and Rachel's Dairy in 1999. It also includes amortization of intangible assets acquired from the Juniper Valley brand purchase in 1998 and The Organic Cow of Vermont brand purchase in 1999. As of January 1, 2002, we adopted the provisions of Financial Accounting Standards No. 142, Goodwill and other Intangible Assets, or SFAS 142, which requires that all goodwill and certain identifiable intangible assets no longer be amortized, but instead will be reviewed for impairment at least annually in accordance with the provisions of this statement.

            Discontinued operations includes the net costs of our milk production from our Idaho Dairy and Colorado herd which are assets held for sale. Such cost factors primarily include organic feed, cattle depreciation, cull losses, payroll, general operating expenses, fixed asset depreciation, goodwill amortization, interest expense and expected loss on disposal which includes transaction costs. We ceased depreciating our assets held for sale upon their classification as such and recognized on the measurement date of March 31, 2002 the expected loss on disposal. Prior to the measurement date, we depreciated our Idaho Dairy and Colorado herd assets using the straight-line method over the estimated useful lives, which ranged from 3 to 27 years. Cattle were depreciated using a straight-line method over five years commencing with their first milking and had a capitalized cost based on purchase price plus pre-production costs. We follow generally accepted accounting principles for ceasing amortization of goodwill which took effect on January 1, 2002. Prior to January 1, 2002, goodwill associated with the Idaho farm was amortized and was included in discontinued operations with approximately $0.2 million amortized annually.

Results of Operations

            The following table sets forth certain items from our consolidated income statements as a percent of net sales.

	Years Ended December 31,
	1999	2000	2001
Net sales	100.0%	100.0%	100.0%
Cost of sales	69.9	70.3	70.4

Gross margin	30.1	29.7	29.6
Selling expense	21.7	20.0	19.7
General and administrative expense	7.3	7.0	5.1
Intangible assets amortization	1.2	1.9	2.0

Total operating expenses	30.2	28.9	26.7

Operating income (loss)	(0.1)	0.8	2.9
Other income (expense), net	2.2	(0.4)	(1.1)

Income from continuing operations before income taxes	2.1	0.4	1.8
Income tax expense	(0.9)	(0.2)	(0.7)

Income from continuing operations	1.2	0.2	1.0
Income from discontinued operations, net	0.5	0.2	—

Net income	1.7%	0.4%	1.1%

Year ended December 31, 2001 compared to year ended December 31, 2000

            Net Sales.    Net sales increased by 24.9%, or $31.7 million, to $158.9 million in 2001 from $127.2 million in 2000. Net sales from U.S. operations increased 21.0%, or $22.0 million, to $127.0 million from $105.0 million resulting primarily from increased sales of existing products to existing accounts and continued expansion of conventional grocery distribution channels. Changes in our U.S. product category sales were as follows:

            Fluid Milk

    •
    Total fluid milk sales increased 21.4%, or $16.0 million, to $90.7 million in 2001 from $74.7 million in 2000.

    •
    Sales of UP fluid milk increased 96.4%, or $20.0 million, to $40.7 million in 2001, from $20.7 million in 2000. This increase was primarily due to expansion of UP milk to new customers throughout the year.

    •
    Sales of traditional pasteurized fluid milk decreased 7.4%, or $4.0 million, to $50.0 million in 2001 from $54.0 million in 2000. The decrease was primarily the result of some customers substituting UP fluid milk distribution for traditional pasteurized milk distribution. As a result of these shifts, our fluid milk product line mix shifted to 55.1% traditional pasteurized fluid milk in 2001 from 72.3% in 2000.

            Other Dairy

    •
    Total net sales of our other dairy products increased 19.6%, or $5.0 million, to $30.5 million in 2001 from $25.5 million in 2000, driven primarily by increased sales of our cheese products and increased industrial sales.

    •
    Net sales of yogurt increased 12.0%, or $0.9 million, to $8.6 million in 2001 from $7.7 million in 2000.

    •
    Net sales of butter increased 4.8%, or $0.4 million, to $7.9 million in 2001 from $7.5 million in 2000.

    •
    Net sales of cheese increased 62.6%, or $1.8 million, to $4.7 million in 2001 from $2.9 million in 2000. This resulted from the introduction of new cheese varieties and expansion of distribution of existing items.

    •
    Net sales of industrial products, such as powder and cheeses sold for further processing into finished goods, increased 36.2%, or $1.1 million, to $4.0 million in 2001 from $2.9 million in 2000. This increase also included the expansion of single-serve branded cup yogurt into food service outlets.

            Juice

    •
    Net sales of our juice products increased 20.4%, or $1.4 million, to $8.2 million in 2001 from $6.8 million in 2000 principally as the result of increased distribution of our expanded flavor varieties and expanded distribution of our single-serve juice products.

            International

    •
    Net sales from international operations increased 43.3%, or $9.7 million, to $31.9 million in 2001 from $22.2 million in 2000, primarily as a result of a full year of operations from our fluid milk acquisitions compared to seven months in 2000.

    •
    Net sales of Rachel's Organic dairy products, which in 2001 and 2000 consisted primarily of yogurt, double cream, crème fraiche and butter increased 18.0%, or $0.8 million to $5.4 million in 2001 from $4.6 million in 2000.

            Cost of Sales and Gross Profit.    Cost of sales increased 25.1%, or $22.4 million, to $111.8 million in 2001 from $89.4 million in 2000. The increase in cost of sales was primarily the result of our increased sales. Gross profit increased 24.4%, or $9.2 million, to $47.0 million in 2001 from $37.8 million in 2000. As a percentage of net sales, gross profit decreased to 29.6% in 2001 from 29.7% in 2000 primarily due to an increase in lower margin international private label sales. Our gross profit in the U.S. increased to 31.4% in 2001 from 30.8% in 2000. Our gross profit in the U.K. decreased to 22.2% in 2001 from 24.6% in 2000. This was primarily the result of a full year of private label organic fluid milk sales, as opposed to seven months in 2000. Private label fluid milk sales are generally made at a lower gross profit than sales of our branded products.

            Selling Expenses.    Selling expenses increased 23.5%, or $5.9 million, to $31.3 million in 2001 from $25.4 million in 2000 driven primarily by increased trade and consumer promotion to support higher sales in the U.S. As a percentage of net sales, selling expenses decreased to 19.7% in 2001 from 20.0% in 2000 primarily the result of a full year of primarily private label organic fluid milk in the U.K. as a result of the Meadow Farms acquisition, as compared to seven months in 2000. We generally incur lower selling expenses with private label products.

            General and Administrative Expenses.    General and administrative expenses decreased 10.3%, or 1.0 million, to $8.0 million in 2001 from $9.0 million in 2000. This decrease was primarily due to the December 2000 U.K. management restructuring. As a percentage of net sales our general and administrative expenses decreased to 5.1% in 2001 from 7.0% in 2000 primarily due to improved productivity.

            Intangible Asset Amortization.    Intangible asset amortization expenses increased 30.4%, or $0.7 million, to $3.1 million in 2001 from $2.4 million in 2000. The increase was a result of a full year of amortization associated with the June 2000 acquisitions of Meadow Farms and Organic Matters in the U.K., as opposed to seven months in 2000.

            Other Income (Expense), Net.    Other income (expense), net increased 219.4%, or $1.3 million, to $1.8 million expense in 2001 from $0.5 million expense in 2000. The increase was primarily attributable to a full year of interest expense in 2001 on the term note used to finance the June 2000 acquisitions of Meadow Farms and Organic Matters compared to seven months in 2000, and to a lesser extent, an increase in amounts outstanding under our line of credit, which more than offset a decrease in the average interest rate in our debt facilities. Our average interest rate for the year on our LIBOR-based debt facilities decreased to 7.0% for 2001 from 9.1% in 2000.

            Income Tax Expense.    Income tax expense increased 406.0%, or $0.9 million, to $1.1 million in 2001 from $0.2 million in 2000. Our effective income tax rate decreased to 40.3% in 2001 from 43.1% in 2000 resulting from our ability to fully utilize our U.K. losses in 2001 as opposed to 2000.

            Income From Continuing Operations.    Income from continuing operations increased $1.4 million to income from continuing operations of $1.7 million in 2001 from income from continuing operations of $0.3 million in 2000.

    •
    Income from continuing operations for U.S. operations increased $1.2 million to $2.7 million income in 2001 from $1.5 million income in 2000.

    •
    Loss from continuing operations for international operations decreased $0.2 million to a loss of $1.1 million in 2001 from a loss of $1.3 million in 2000.

            Income from Discontinued Operations, Net.    Income from discontinued operations, net decreased $0.1 million to $0.1 million in 2001 from $0.2 million in 2000. The decrease was primarily due to increased general operating costs and feed costs at the Idaho Dairy and Colorado herd.

            Net Income.    Net income increased 235.0%, or $1.2 million, to $1.7 million in 2001 from $0.5 million in 2000.

    •
    Net income for U.S. operations increased 58.9%, or $1.0 million, to $2.8 million in 2001 from $1.8 million in 2000.

    •
    Net loss for international operations decreased 14.0%, or $0.2 million, to a net loss of $1.1 million in 2001 from a net loss of $1.3 million in 2000.

            Comprehensive Income.    Comprehensive income increased 218.6%, or $0.5 million, to $0.8 million in 2001 from $0.3 million in 2000. This increase was due to the increase in net income primarily caused by the increased leverage of sales volume, partially offset primarily by unrealized loss on translation adjustment from the British pound to the U.S. dollar. We translate our investment in our U.K. subsidiaries from pounds sterling to U.S. dollars at the rate in effect at the end of a period. At December 31, 2000 and December 31, 2001, we translated the British pound at an exchange rate of approximately U.S. $1.494 and U.S. $1.452, respectively.

Year ended December 31, 2000 compared to year ended December 31, 1999

            Net Sales.    Net sales increased by 50.1%, or $42.4 million, to $127.2 million in 2000 from $84.8 million in 1999. Net sales from U.S. operations increased 30.5%, or $24.5 million, to $104.9 million in 2000 from $80.4 million in 1999 resulting primarily from increased sales of existing products to existing accounts and continued expansion of conventional grocery distribution channels. Also contributing to the increase in domestic net sales was the addition of a full year of sales under The Organic Cow of Vermont brand, as compared with seven full months in 1999. Changes in our U.S. product category sales information for 2000 compared to 1999 were as follows:

            Fluid Milk

    •
    Total fluid milk sales increased 29.8%, or $17.2 million, to $74.7 million in 2000 from $57.5 million in 1999.

    •
    Sales of UP fluid milk increased 136.8% or $12.0 million, to $20.7 million in 2000, from $8.7 million in 1999, primarily due to a full year of sales in 2000, as opposed to seven full months of sales in 1999.

    •
    Sales of traditional pasteurized fluid milk increased 10.7%, or $5.2 million, to $54.0 million in 2000 from $48.8 million in 1999.

            Other Dairy

    •
    Total net sales of other dairy products increased 24.4%, or $5.0 million, to $25.5 million in 2000 from $20.5 million in 1999, driven primarily by increased sales of our yogurt, butter and industrial products.

    •
    Net sales of yogurt increased 19.5%, or $1.3 million, to $7.7 million in 2000 from $6.4 million in 1999.

    •
    Net sales of butter increased 25.3%, or $1.5 million, to $7.5 million in 2000 from $6.0 million in 1999.

    •
    Net sales of cheese increased 14.0%, or $0.4 million, to $2.9 million in 2000 from $2.5 million in 1999.

    •
    Net sales to industrial customers, such as powder and cheeses sold for further processing into finished goods, increased 68.3%, or $1.2 million, to $2.9 million in 2000 from $1.7 million in 1999.

            Juice

    •
    Net sales of our juice products increased 71.0%, or $2.8 million, to $6.8 million in 2000 from $4.0 million in 1999.

            International

    •
    Net sales from international operations increased 410.8%, or $17.9 million, to $22.2 million in 2000 from $4.3 million in 1999, this increase was primarily due to the addition of seven months of operations by Meadow Farms, which was acquired in June 2000 and a full year of operations by Rachel's Dairy, compared with eight months in 1999.

    •
    Net sales of Rachel's Organic dairy products, which in 2000 and 1999 consisted primarily of yogurt, crème fraiche and double cream increased 52.9% or $1.6 million, to $4.6 million in 2000 from $3.0 million in 1999. This increase was primarily due to a full year of operations from Rachel's Dairy as opposed to eight months in 1999.

            Cost of Sales and Gross Profit.    Cost of sales increased 51.0%, or $30.2 million, to $89.4 million in 2000 from $59.2 million in 1999. The increase in cost of sales was primarily the result of our increased sales. Gross profit increased 47.9%, or $12.2 million, to $37.8 million in 2000 from $25.6 million in 1999. As a percentage of net sales, gross profit decreased to 29.7% in 2000 from 30.1% in 1999 due to an increase in lower margin international sales. Our gross profit in the U.K. decreased to 24.6% in 2000 from 34.7% in 1999. The lower international gross margins reflected a change in product mix to primarily private label organic fluid milk as a result of the acquisition of Meadow Farms. Our U.S. gross profit increased to 30.8% in 2000 from 29.9% in 1999.

            Selling Expenses.    Selling expenses increased 38.0%, or $7.0 million, to $25.4 million in 2000 from $18.4 million in 1999. As a percentage of net sales, selling expenses decreased to 20.0% in 2000 from 21.7% in 1999 primarily because of a decrease in international selling expenses resulting from the change in product mix to primarily private label products. In addition, the U.K. acquisitions in 2000 allowed selling expenses to be leveraged over a larger revenue base, causing the percentage of net sales to drop, although the drop was partially offset by increased costs for expanded distribution.

            General and Administrative Expenses.    General and administrative expenses increased 44.9%, or $2.8 million, to $9.0 million in 2000 from $6.2 million in 1999, but decreased as a percentage of net sales to 7.0% in 2000 from 7.3% in 1999. This decrease as a percentage of net sales was due to improved productivity in the U.S.

            Intangible Asset Amortization.    Intangible asset amortization expense increased 125.7%, or $1.3 million to $2.4 million in 2000 from $1.1 million in 1999. This increase was a result of amortization of intangible assets associated with the June 2000 acquisitions of Meadow Farms, as well as a full year of amortization from the April 1999 acquisitions of Rachel's Dairy and The Organic Cow of Vermont. As a percentage of net sales, our intangible assets amortization expense increased to 1.9% in 2000 from 1.2% in 1999.

            Other Income (Expense), Net.    Other income (expense), net decreased 129.8%, or $2.3 million, to an expense of $0.5 million in 2000 from income of $1.8 million in 1999. The decrease was primarily attributable to an increase in interest expense on the $25.0 million term note used to finance the June 2000 acquisitions of Meadow Farms and Organic Matters, as well as an increase in amounts outstanding under our line of credit.

            Income Tax Expense.    Income tax expense decreased 70.2%, or $0.5 million, to $0.2 million in 2000 from $0.7 million in 1999. Our effective income tax rate increased to 43.1% in 2000 from 42.5% in 1999 and was the result of foreign income tax expense provided on foreign earnings and amortization of certain goodwill not deductible for U.S. or U.K. tax purposes.

            Income From Continuing Operations.    Income from continuing operations decreased $0.7 million to $0.3 million in 2000 from $1.0 million in 1999.

    •
    Income from continuing operations for U.S. operations increased $0.5 million to $1.5 million in 2000 from $1.0 million in 1999.

    •
    Loss from continuing operations for international operations increased $1.3 million to a loss of $1.3 million in 2000 from breakeven in 1999.

            Income from Discontinued Operations, Net.    Income from discontinued operations, net decreased $0.2 million to $0.2 million in 2000 from $0.4 million in 1999. The decrease was primarily due to the start up costs associated with the Colorado herd during 2000.

            Net Income.    Net income decreased 63.0%, or $0.9 million, to $0.5 million in 2000 from $1.4 million in 1999.

    •
    Net income for U.S. operations increased 30.1%, or $0.4 million, to $1.8 million in 2000 from $1.4 million in 1999.

    •
    Net income for international operations decreased $1.3 million to a net loss of $1.3 million in 2000, from slightly over breakeven in 1999. This decrease was a result of the increased goodwill amortization and interest expense related to the June 2000 acquisitions and the loss of Tesco, a U.K. customer, that caused a lower overall growth rate in international operations.

            Comprehensive Income.    Comprehensive income decreased 80.7%, or $1.1 million, to $0.3 million in 2000 from $1.4 million in 1999. This decrease was primarily due to the decrease in net income caused by increased intangible assets amortization and interest expense related to the June 2000 acquisitions. In addition, the value of the British pound against the U.S. dollar dropped from year-end 1999 to year-end 2000. We translate our investment in our U.K. subsidiaries from pounds sterling to U.S. dollars at the rate in effect at the end of a period. At December 31, 1999 and December 31, 2000, we translated the British pound at an exchange rate of approximately U.S. $1.617 and U.S. $1.494, respectively.

Supplemental Quarterly Information

            The following table sets forth quarterly unaudited financial data for the quarters of 2000 and 2001. We believe that this unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for each period.

	Year Ended December 31, 2000
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
	(in thousands)
Net sales	$26,336	$29,692	$33,392	$37,786
Gross profit	7,813	9,333	9,656	10,998
Operating income (loss)	87	402	855	(283)
Income (loss) from continuing operations	278	303	196	(485)
Income (loss) from discontinued operations, net	29	211	81	(94)
Net income (loss)	$307	$514	$277	$(579)
	Year Ended December 31, 2001
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
	(in thousands)
Net sales	$37,598	$38,606	$39,009	$43,657
Gross profit	10,730	11,118	11,807	13,368
Operating income	379	698	1,182	2,272
Income (loss) from continuing operations	(132)	112	424	1,258
Income (loss) from discontinued operations, net	(103)	330	168	(317)
Net income (loss)	(235)	442	592	941

Liquidity and Capital Resources

            We have generally used funds generated from operations, trade payables, bank indebtedness and the sale of equity securities to meet our capital requirements.

            In 2001 net cash provided by operating activities was $9.8 million. In 2001, net cash provided by operating activities was primarily attributable to an increase in net income as adjusted by non-cash goodwill amortization and depreciation charges along with decreases in inventory.

            Net cash used in investing activities for 2001 was $4.7 million. Expenditures in 2001 were primarily attributable to the ongoing cattle purchases for herd maintenance, enterprise resource planning software, note receivable associated with the Dairy Crest strategic partnership and other milk production and processing equipment.

            Net cash used in financing activities for 2001 was $4.0 million. During 2001, the principal use of cash was the repayment of debt offset by proceeds from stock option exercises.

            Our cash and cash equivalents were $3.5 million at December 31, 2001 and $1.3 million at June 30, 2002. We have a five year $25.0 million term loan with US Bank, which bears an interest rate of LIBOR plus a variable margin spread ranging from 1.65% to 3.75%. At June 30, 2002, the interest rate was 4.34%. At June 30, 2002 we had an outstanding balance of $19.4 million. In addition, we have a line of credit with US Bank that provides funding of up to $25.0 million. As of June 30, 2002 we had a balance of $16.1 million under this credit line in addition to letter of credit encumbrances of approximately $2.5 million. Of this outstanding line of credit balance, $13.9 million bears interest at a rate of LIBOR plus a variable margin spread ranging from 1.65% to 3.75%. At June 30, 2002 the interest rate on this portion was 4.34%. In addition, $2.2 million of this revolving line of credit currently has an adjustable interest rate equal to prime plus 0.75%. At June 30, 2002 the interest rate was 5.5%. We may borrow additional amounts under the revolving line of credit, subject to the terms of the credit agreement, until the facility's maturity date of May 31, 2003.

            We currently anticipate that our available cash resources, funds generated by operations and available credit facilities, will be sufficient to meet our presently anticipated capital needs, but may be insufficient for cash acquisitions under our corporate development program. If additional funds are required, we may seek additional equity or debt financing. Such financing may not be available to us on terms that are acceptable to us, if at all, or on terms that would not be dilutive to our stockholders.

Contractual Obligations and Commercial Commitments Summary

            The following table summarizes the estimated future undiscounted cash obligations associated with our long-term debt, capital leases, operating leases and purchase obligations by year or group of years beginning with January 1, 2002. Long-term debt consists primarily of our $25.0 million credit line facility and $25.0 million term note facility with US Bank. These debt facilities may be declared immediately due and payable upon any event of default, as defined in the loan agreement. Events of default, as defined, include being out of compliance with the loan covenant calculations. Such covenant requirements include measures of working capital, net worth, cash flow leverage and interest and fixed charge coverage ratios. At June 30, 2002 we were in compliance with the loan covenants. Our long-term debt interest rate is primarily variable. The table below assumes a 5.0% interest rate for year 1 and 7.5% interest rate thereafter. A full percentage point fluctuation in interest rates would result in decreasing or increasing the cash interest paid by approximately $0.4 million in year one, $0.3 million in year two, $0.1 million in years three and four and would have no effect thereafter.

            Capital leases are primarily for financing our computer software system implemented in 2001. The operating leases are primarily office and equipment rentals.

            Purchase obligations are primarily milk production contracts in the U.S. and U.K. U.S. juice and management fees associated with the Colorado herd are also included. The table below excludes expected purchases of milk from the Idaho Dairy subsequent to its anticipated sale to a third-party in the fall of 2002. Upon closing of the sale of the Idaho Dairy, our annual purchase obligations will increase by approximately $18.4 million.

	Payments Due by Period
	Total	2002	2003-2004	2005-2006	Post 2006
	(in thousands)
Contractual Obligations and Commercial Commitments
Long-term debt including line of credit	$52,663	$8,955	$31,873	$10,177	$1,658
Capital lease obligations	1,141	550	591	—	—
Operating leases	4,803	947	1,632	1,124	1,100
Purchase obligations	45,259	22,859	20,447	1,953	—

Total contractual cash obligations and commercial commitments	$103,866	$33,311	$54,543	$13,254	$2,758

            We have included all of our subsidiaries in the consolidated financial statements.

Significant Accounting Policies

            Our consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. Significant accounting policies and estimates that most impact our consolidated financial statements are those that relate to the valuation of accounts receivable in conjunction with the recognition of routine customer deductions including returns and allowances and market development support, depreciation and capitalization of costs associated with fixed assets including cattle and Federal Milk Market Order System pooling accruals.

Discontinued Operations

            On March 31, 2002, we determined that our Idaho Dairy and Colorado herd met the definition of a disposal group under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144. We have a plan in place to sell the assets of the Idaho Dairy and Colorado herd. Most of the Colorado herd will be transferred to the Idaho Dairy in connection with the September 30, 2002 expiration of the management agreement for our Colorado herd with Aurora Dairy Corporation. We are in negotiations for the sale of the Idaho Dairy to an experienced dairy farmer and for a long-term supply agreement with the buyer for organic fluid milk. We currently expect to close the transactions during the fall of 2002.

            Accordingly, approximately $28.4 million of the Idaho Dairy and Colorado herd assets which are expected to be disposed of have been reclassified as current assets held for sale as of March 31, 2002. This compares to $5.2 million of current assets held for sale and $25.2 million of long-term assets held for sale as of December 31, 2001. Additionally, we have ceased depreciation on the assets as of the measurement date of March 31, 2002. We expect to use a substantial portion of the proceeds from the sale of such assets held to repay outstanding debt or as working capital. At March 31, 2002, the amount of long-term debt to be repaid was not determinable and as such, the outstanding debt balances are classified as current or long-term consistent with their contractual maturity dates. The financial results from these operations for the current and prior periods are reported as discontinued operations.

Accounts Receivable

            We recognize trade accounts receivable in conjunction with the recognition of revenue which is generally at the time of shipment or pickup by a customer. We traditionally experience customer payments net of customer deductions for items such as spoilage allowances or market development support before such deductions can be proven valid by us. This deduction practice is common to our industry. The deduction validation procedure generally lags because the customer routinely concentrates on taking the deduction and then delays in sending the proper paperwork to support the deductions. As a result, our valuation of our accounts receivable includes accruals for estimates of such returns and allowances and doubtful accounts. We also accrue for market development support to our customers. Upon proper receipt and validation of the deduction paperwork, the amounts accrued are used to reduce the outstanding accounts receivable balance.

Capitalization and Depreciation of Fixed Assets Including Cattle

            Our property, equipment and cattle are stated at cost. Property (other than land) is depreciated using the straight-line method over the estimated useful lives, which range from 3 to 27 years. Equipment and cattle are depreciated using a straight-line method over the estimated useful lives, which range from three to seven years. Major improvements are capitalized including allocation of interest incurred during the period of construction or major refurbishment. The cost of cattle includes preproduction costs incurred from the time cattle arrive at the dairy until they enter the milking herd. Preproduction costs include feed and husbandry.

            When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and a gain or loss is recognized. Repair and maintenance costs are expensed as incurred.

            We evaluate the realizability of our long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the asset's carrying value as compared to its estimated fair value. Prior to an impairment loss being recognized, an independent appraisal would be performed, if appropriate, to determine the asset's estimated fair value. There were no impairment losses during the years ended December 31, 2001, 2000 and 1999.

Federal Milk Market Order System Pooling Accruals

            We are included in the Federal Milk Market Order System. As a result, our processors incur milk pooling charges as calculated by the Federal Milk Market Order System for which we are responsible. We estimate each month's pooling charges and adjust them to actual the following month because the pooling charge assessments are received from the Market Administrators one month in arrears.

            For additional information on our significant accounting policies, see Note 2 to our accompanying consolidated financial statements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

The following documents are filed as part of this Form 8-K.

(a)
Consolidated Financial Statements. The consolidated financial statements of Horizon Organic Holding Corporation are included as Appendix F to this report. See Index to Consolidated Financial Statements on Page F-1.

(b)
Exhibits. See Exhibit Index on page 16.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereto duly authorized.

HORIZON ORGANIC HOLDING CORPORATION

Dated: August 14, 2002	By:	/s/ THOMAS P. BRIGGS Thomas P. Briggs Senior Vice President, Finance and Administration, Chief Financial Officer, and Secretary (principal financial and accounting officer of the Company)

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of KPMG LLP
99.1	Certificate of Horizon Organic Holding Corporation's Chief Executive Officer and Chief Financial Officer pursuant to section 906 of the Sarbanes—Oxley Act of 2002.

Independent Auditors' Report

The Board of Directors
Horizon Organic Holding Corporation:

We have audited the consolidated balance sheets of Horizon Organic Holding Corporation and subsidiaries (Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Organic Holding Corporation and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Boulder, Colorado
February 4, 2002, except for Notes 2, 5, 6, 7, 8, 12, 20 and 21 as to which the date is April 26, 2002

HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(In thousands, except share amounts)
December 31, 2001 and 2000

	2001	2000
Assets
Current Assets:
Cash and cash equivalents	$3,534	2,438
Trade accounts receivable, less allowance for doubtful accounts of $137 in 2001 and $216 in 2000	19,211	18,580
Inventories	14,655	17,290
Assets held for sale	7,040	6,969
Deferred income tax assets	160	439
Prepaid and other current assets	3,162	3,243

Total current assets	47,762	48,959

Long-term assets held for sale	25,155	26,083
Property, Equipment and Cattle:
Cattle, net	1,060	964
Property and equipment, net	14,245	11,840

Total property, equipment and cattle	15,305	12,804

Other Assets:
Intangible assets, net of accumulated amortization of $6,853 in 2001 and $4,332 in 2000	38,810	42,612
Other assets, net	2,734	1,706

Total other assets	41,544	44,318

Total Assets	$129,766	132,164

Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of long-term debt	$7,306	6,752
Trade accounts payable	11,625	11,500
Other accrued expenses	6,946	6,993

Total current liabilities	25,877	25,245

Long-Term Liabilities:
Long-term debt, less current portion	40,313	45,685
Deferred income tax liabilities	2,822	2,590

Total long-term liabilities	43,135	48,275

Total liabilities	69,012	73,520

Stockholders' Equity:
Preferred stock, $.001 par value, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.001 par value; authorized 30,000,000 shares; 10,126,285 and 9,899,880 shares issued and outstanding in 2001 and 2000, respectively	10	10
Additional paid-in capital	60,153	58,884
Accumulated other comprehensive loss — foreign currency translation adjustment	(1,185)	(286)
Retained earnings	1,776	36

Total stockholders' equity	60,754	58,644

Commitments and contingencies (notes 2, 4, 6, 9, 10, 11, 12, 13, 14, 15, 17, 18, and 22)
Total Liabilities and Stockholders' Equity	$129,766	132,164

See accompanying notes to consolidated financial statements.

HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(In thousands, except per share amounts)
Years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Net sales	$158,870	127,206	84,771
Cost of sales	111,847	89,406	59,217

Gross profit	47,023	37,800	25,554

Operating expenses:
Selling	31,341	25,387	18,399
General and administrative	8,036	8,963	6,186
Intangible asset amortization	3,115	2,389	1,058

Total operating expenses	42,492	36,739	25,643

Operating income (loss)	4,531	1,061	(89)

Other income (expense), net:
Interest income	127	266	838
Interest expense, net of interest capitalized of $166 in 2001 and $90 in 2000	(1,695)	(667)	1,092
Other, net	(182)	(147)	(93)

Total other expense, net	(1,750)	(548)	1,837

Income from continuing operations before income taxes	2,781	513	1,748
Income tax expense	(1,119)	(221)	(743)

Income from continuing operations	1,662	292	1,005
Discontinued operations (Note 4):
Income from operations of discontinued Idaho and Colorado farms	131	399	691
Income tax expense from discontinued operations	(53)	(172)	(294)

Income from discontinued operations	78	227	397

Net income	$1,740	519	1,402

Income from continuing operations per basic and diluted share	$.16	.03	.10

Income from discontinued operations per basic share	$.01	.02	.05

Income from discontinued operations per diluted share	$.01	.02	.04

Net income per basic share	$.17	.05	.15

Net income per diluted share	$.17	.05	.14

Weighted average shares outstanding:
Basic	10,007	9,796	9,668
Diluted	10,213	10,030	9,992

See accompanying notes to the unaudited consolidated financial statements.

HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Income
(In thousands, except share amounts)
Years ended December 31, 2001, 2000 and 1999

	Common stock					Accumulated other comprehensive income (loss)
			Additional paid-in capital	Retained earnings/ (deficit)	Treasury stock		Total stockholders' equity	Comprehensive income
	Shares	Amount
Balance at December 31, 1998	9,656,368	$10	57,845	(1,885)	—	—	55,970	486
Issuance of common stock for director services	2,679	—	33	—	—	—	33
Exercise of stock options and warrants, net of tax benefit	74,099	—	420	—	—	—	420
Issuance of common stock under ESPP	10,513	—	94	—	—	—	94
Foreign currency translation adjustment	—	—	—	—	—	(31)	(31)	(31)
Net income	—	—	—	1,402	—	—	1,402	1,402

Balance at December 31, 1999	9,743,659	10	58,392	(483)	—	(31)	57,888
Total comprehensive income								$1,371

Issuance of common stock for director services	2,895	—	24	—	—	—	24
Exercise of stock options and warrants, net of tax benefit	130,374	—	359	—	—	—	359
Issuance of common stock under ESPP	22,952	—	110	—	—	—	110
Foreign currency translation adjustment	—	—	—	—	—	(255)	(255)	(255)
Net income	—	—	—	519	—	—	519	519

Balance at December 31, 2000	9,899,880	10	58,884	36	—	(286)	58,644
Total comprehensive income								$264

Issuance of common stock for director services	3,192	—	24	—	—	—	24
Exercise of stock options, net of tax benefit	200,987	—	717	—	—	—	717
Tax benefit from stock option exercises	—	—	414	—	—	—	414
Issuance of common stock under ESPP	22,226	—	113	—	—	—	113
Foreign currency translation adjustment	—	—	—	—	—	(899)	(899)	(899)
Net income	—	—	—	1,740	—	—	1,740	1,740

Balance at December 31, 2001	10,126,285	$10	60,153	1,776	—	(1,185)	60,754

Total comprehensive income								$841

See accompanying notes to consolidated financial statements.

HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(In thousands)
Years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Cash flows from operating activities:
Net income	$1,740	519	1,402
Adjustments to reconcile net income to net cash from operating activities:
Income from discontinued operations, net of income taxes	(78)	(227)	(397)
Provision for doubtful accounts	69	68	49
Depreciation and amortization	4,952	3,751	1,793
Loss on sale of cattle and equipment	107	131	175
Deferred income tax	520	1,322	(267)
Issuance of common stock for director services	24	24	33
Changes in operating assets and liabilities:
Trade accounts receivable	(814)	(4,789)	(4,920)
Inventories	2,606	(12,772)	(2,138)
Prepaid and other current assets	55	(1,361)	(707)
Other assets	11	(375)	—
Trade accounts payable	213	654	2,639
Other accrued expenses	1	1,398	1,887
Tax benefit from stock option exercises	414	—	—
Income taxes payable	—	(130)	43

Net cash provided by (used in) operating activities	9,820	(11,787)	(408)

Cash flows from investing activities:
Net cash generated by (used in) discontinued operations	934	(2,636)	(4,130)
Sale of marketable securities	—	8,218	1,705
Payments for acquisitions, net of cash acquired	—	(28,019)	(5,592)
Purchases of property and equipment	(3,896)	(4,955)	(1,370)
Proceeds from equipment sales	7	22	60
Purchases of cattle	(633)	(487)	(354)
Proceeds from cattle sales	246	156	126
Other assets and other	(1,391)	(996)	(66)

Net cash used in investing activities	(4,733)	(28,697)	(9,621)

Cash flows from financing activities:
Proceeds from long-term line of credit	17,910	16,028	—
Repayments of long-term line of credit	(17,310)	—	—
Proceeds from long-term debt, other than line of credit	967	25,636	—
Repayments of long-term debt, other than line of credit	(6,380)	(2,919)	(1,176)
Proceeds from exercise of stock options and warrants, net of tax benefit	717	359	420
Proceeds from issuance of common stock under ESPP	113	110	94

Net cash provided by (used in) financing activities	(3,983)	39,214	(662)
Effect of exchange rate changes on cash	(8)	15	—

Net increase (decrease) in cash and cash equivalents	1,096	(1,255)	(10,691)
Cash and cash equivalents at beginning of year	2,438	3,693	14,384

Cash and cash equivalents at end of year	$3,534	2,438	3,693

HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(In thousands)
Years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Supplemental disclosure of cash flow information:
Cash paid during the year for interest, net of interest capitalized of $166 in 2001 and $90 in 2000	$4,010	2,041	408
Cash paid (refunded) during the year for income taxes	340	(180)	1,201
Noncash investing and financing activities:
Additional capital lease obligations	646	636	—
Common stock issued to outside directors	24	24	33
The Company purchased businesses with assets acquired and liabilities assumed as follows:
Fair value of assets acquired	$—	32,719	4,511
Cash paid for common stock	—	(27,766)	(2,802)
Debt assumed	—	—	(947)

Liabilities assumed	$—	4,953	762

See accompanying notes to consolidated financial statements.

HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2001, 2000 and 1999

(1)  Basis of Presentation and Description of Business

            Horizon Organic Holding Corporation (Company or Horizon Organic) produces and markets organic milk, other organic dairy products and organic juices, which are sold to natural food stores and supermarkets nationwide, and processes and markets organic milk, organic cream, organic butter and organic yogurt in the United Kingdom.

            The Company was established in October 1991. The Company has dairy farm operations located in Idaho, Maryland and Colorado from which Horizon Organic sources approximately half of its United States organic farm milk supply. The Company sources the remainder of its organic farm milk supply through supply arrangements with independent dairy cooperatives and farmers throughout the United States and the United Kingdom. The Company operates in and judges its financial performance according to three operating segments; marketing, dairy farm operations and international. The dairy farm operations exist solely to be a part of the marketing segment's supply chain.

(2)  Summary of Significant Accounting Policies

        (a)  Principles of Consolidation

          The consolidated financial statements include the accounts of all the Company's subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        (b)  Use of Estimates

          The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ significantly from those estimates.

        (c)  Reclassifications

          Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the 2001 presentation.

        (d)  Foreign Exchange Risk

          The accounts of the Company's foreign subsidiaries and affiliates are generally measured using the local currency as the functional currency. For those operations, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from results of operations and accumulated as a separate component of stockholders' equity.

          The Company occasionally enters into foreign exchange contracts in order to reduce its economic exposure to fluctuations in currency exchange rates on certain foreign operations through the use of forward delivery commitments. Generally, open forward delivery commitments are marked to market at the end of each accounting period and corresponding gains and losses are recognized in other income (expense).

        (e)  Cash and Cash Equivalents

          The Company considers all highly liquid investments and securities with original maturities of three months or less at the time of purchase to be cash equivalents.

        (f)    Trade Accounts Receivable

          The Company recognizes trade accounts receivable in conjunction with the recognition of revenue, which is generally at the time of shipment or pickup by a customer. The Company reserves against trade accounts receivable for returns and allowances and doubtful accounts.

        (g)  Inventories

          Inventories are stated at the lower of cost (average cost or first-in, first-out method) or market.

        (h)  Property, Equipment and Cattle

          Property, equipment and cattle are stated at cost. Property (other than land) is depreciated using the straight-line method over the estimated useful lives, which range from 3 to 27 years. Equipment and cattle are depreciated using a straight-line method over the estimated useful lives, which range from three to seven years.

          Major improvements are capitalized including allocation of interest incurred during the period of construction or major refurbishment. The cost of cattle includes preproduction costs incurred from the time cattle arrive at the dairy until they enter the milking herd. Preproduction costs include feed and husbandry.

          When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and a gain or loss is recognized. Repair and maintenance costs are expensed as incurred.

          The Company evaluates the realizability of its long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the asset's carrying value as compared to its estimated fair value. Prior to an impairment loss being recognized, an independent appraisal would be performed, if appropriate, to determine the asset's estimated fair value. There were no impairment losses during the years ended December 31, 2001, 2000 and 1999.

        (i)    Intangible and Long-Lived Assets

          The excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited, generally 15 years. The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows (without interest costs) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company has recorded no impairment losses except for adjustments to reduce the carrying value of certain assets expected to be disposed of in the sale of the Company's Idaho Dairy and Colorado herd to their respective anticipated realizable value. The assets to which such adjustments were made are included in assets held for sale.

          The Company was required to adopt the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets (SFAS No. 142) on January 1, 2002. Goodwill and certain identifiable intangible assets with indefinite lives will not be amortized under SFAS No. 142, but instead will be reviewed for impairment at least annually in accordance with the provisions of this statement. Identifiable intangibles with finite lives will continue to be amortized over their estimated useful lives.

        (j)    Other Assets

          Other assets consist principally of notes receivable, loan origination fees, long-term processing arrangement prepayments and artwork and plates. The cost of artwork and plates is amortized using the straight-line method over three years. Loan origination fees are amortized using the interest method over the term of the respective loan. The long-term processing arrangement prepayment is expensed over the processing period not to exceed five years. Accumulated amortization of loan origination fees, organization costs and artwork at December 31, 2001 and 2000 totaled $606,000 and $395,000, respectively.

        (k)  Revenue Recognition

          Sales are generally recognized at the time title transfers which is upon shipment to or pickup by a customer, and provisions are made for allowances, returns and guarantees. Sales to new customers are at times made on a 90-day guarantee basis; if the customer is unable to sell all of the Company's products during the first 90 days after it becomes a customer, the Company issues a credit for unsold inventory. Estimated returns are recognized as a reduction to revenue and accounts receivable.

        (l)    Significant Customers

          The Company's four largest customers in 2001 were United Natural Foods, Inc., H.P. Hood, Inc., Safeway, Inc. and J. Sainsbury plc. United Natural Foods, Inc., is a national distributor headquartered in Dayville, Connecticut. H.P. Hood, Inc., is a dairy processor/distributor headquartered in Boston, Massachusetts. Safeway, Inc., is one of the United States' largest supermarket chains. J. Sainsbury plc, is the United Kingdom's second largest supermarket chain which also owns a division of stores in New England. Sales to United Natural Foods, Inc., H.P. Hood, Inc. and Safeway, Inc. are included in the marketing segment. Sales to J. Sainsbury plc, are included in the international segment. The following table presents the percent of sales information to these four customers for 2001, 2000 and 1999.

	Percent of total sales for the year ended December 31:
Customer
	2001	2000	1999
United Natural Foods, Inc.	13.6	12.0	18.0
H.P. Hood, Inc.	13.4	12.0	9.8
Safeway, Inc.	10.9	9.0	9.8
J. Sainsbury plc	10.3	8.0	2.8

        (m)  Advertising Costs

          Advertising costs are expensed in the year incurred. Advertising costs, which are included in selling expenses, totaled $454,000, $596,000 and $1,610,000 during 2001, 2000 and 1999, respectively.

        (n)  Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

        (o)  Earnings Per Share

	2001	2000	1999
	(In thousands, except per share amounts)
Income from continuing operations	$1,662	292	1,005
Income from discontinued operations	78	227	397
Net income	1,740	519	1,402
Common and common equivalent shares outstanding:
Historical common shares outstanding at beginning of year	9,900	9,744	9,656
Weighted average common equivalent shares issued during year	107	52	12

Weighted average common shares issued—basic	10,007	9,796	9,668
Weighted average common equivalent shares issued during period	206	234	324

Weighted average common shares issued—diluted	10,213	10,030	9,992

Earnings per share:
Income from continuing operations per basic and diluted share	.16	.03	.10
Income from discontinued operations per basic share	.01	.02	.05
Income from discontinued operations per diluted share	.01	.02	.04
Net income per basic share	.17	.05	.15
Net income per diluted share	.17	.05	.14

            Earnings per share calculations are calculated as follows:

          Income from continuing operations

    •
    Per basic share. Computed by dividing income from continuing operations by the weighted average number of common shares outstanding.
    •
    Per diluted share. Computed by dividing income from continuing operations by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period.

          Income from discontinued operations

    •
    Per basic share. Computed by dividing income from discontinued operations by the weighted average number of common shares outstanding.
    •
    Per diluted share. Computed by dividing income from discontinued operations by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period.

          Net Income

    •
    Per basic share. Computed by dividing net income by the weighted average number of common shares outstanding.

    •
    Per diluted share. Computed by dividing net income by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period.

            The dilutive effect of stock options and their equivalents is calculated using the treasury stock method.

            Stock options to purchase 331,600 common shares were excluded from the treasury stock method calculation in 2001 because they were anti-dilutive.

        (p)  Stock Option Plan and Stock Option Agreements

          The Company accounts for its stock option plan and stock option agreements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. As permitted by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, the Company continues to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied.

        (q)  Employee Benefit Plans

          The Company adopted a defined contribution retirement plan (Plan) during 1997 under which eligible employees may elect to defer current compensation by up to certain statutorily prescribed annual limits and contribute such amount to the Plan. Prior to 2000, the Plan provided for the Company to match an employee's contribution in an amount up to 3% of such employee's compensation. In 2000, the Plan was changed to provide for the Company to match an employee's contribution in an amount up to 2% of such employee's compensation. The Company contributed approximately $112,000, $97,000 and $78,000 to the Plan for the years ended December 31, 2001, 2000 and 1999, respectively. Within the Plan, the Company adopted a gain sharing plan during 2000, under which eligible employees will be credited annually at year-end with the Company's common stock in an amount equal to 1% of such employee's compensation. The Company contributed $56,000 and $64,000 of common stock in 2001 and 2000, respectively, based on fair value at the date of grant to the Plan.

        (r)  Discontinued Operations

          On March 31, 2002, the Company determined that its Idaho Dairy and Colorado herd met the definition of a disposal group under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144. The Company has a plan in place to sell the assets of the Idaho Dairy and Colorado herd. Most of the Colorado herd will be sold to the Idaho Dairy in connection with the September 30, 2002 expiration of our management agreement for our Colorado herd with Aurora Dairy Corporation. The Company is in negotiations for the sale of the Idaho Dairy to an experienced dairy farmer and for a long-term milk supply agreement with the buyer for organic fluid milk. The Company expects to close the transactions during the fall of 2002.

          Accordingly, approximately $28.4 million of the Idaho Dairy and Colorado herd assets which are expected to be disposed of have been reclassified as current assets held for sale as of March 31, 2002. This compares to $5.2 million of current assets held for sale and $25.2 million of long-term assets held for sale as of December 31, 2001 upon reclassification caused by the disposal group determination. Additionally, the Company has ceased depreciation on the assets as of the measurement date of March 31, 2002. The Company expects to use a substantial portion of the proceeds from the sale of assets held to repay outstanding debt. At March 31, 2002, the amount of long-term debt to be repaid was not determinable and as such, the outstanding debt balances are classified as current or long-term consistent with their contractual maturity dates. The financial results from these operations for the current and prior periods are reported as discontinued operations consistent with a disposal group.

(3)  Acquisitions

            On June 1, 2000, the Company acquired all of the outstanding and issued common stock of Meadow Farms Limited (Meadow Farms), a private company incorporated in England and Wales, for approximately $24.2 million in cash plus acquisition costs of approximately $1.7 million. The acquisition included Meadow Farms' wholly owned subsidiary, Organic Dairies Limited, which operates a processing and packaging plant that produces fluid milk that is marketed and sold by Meadow Farms. The acquisition was accounted for as a purchase and the excess of cost over the fair value of acquired net assets of approximately $24.4 million is recognized as intangible assets and is being amortized on a straight-line basis generally over 15 years. The Meadow Farms acquisition was financed with a $25.0 million Senior Secured Term Loan. Operating results of Meadow Farms have been included in the Company's consolidated statements of income beginning June 1, 2000.

            Also on June 1, 2000, the Company acquired all of the outstanding and issued common stock of Organic Matters Limited (Organic Matters), a private company incorporated in England and Wales, for approximately $2.1 million in cash. The acquisition was accounted for as a purchase and the excess of cost over the fair value of acquired net assets of $2.1 million is recognized as intangible assets and is being amortized on a straight-line basis over 15 years. Operating results of Organic Matters have been included in the Company's consolidated statements of income beginning June 1, 2000.

            Upon the Company's adoption of SFAS No. 142 on January 1, 2002, the goodwill from these transactions will not be amortized, but instead will be reviewed for impairment at least annually in accordance with the provisions of this statement. Other identifiable intangibles will continue to be amortized over their estimated useful lives.

            The following unaudited pro forma financial information presents the combined results of operations of the Company, Meadow Farms and Organic Matters as if the acquisitions had occurred at the beginning of 2000, after giving effect to certain adjustments including amortization of intangible assets, interest expense, reduction of milk bonus payments and income taxes. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, Meadow Farms and Organic Matters constituted a single entity during such period.

Year ended December 31, 2000
(unaudited, in thousands, except per share amount)
Net sales	$138,966
Net income	119
Net income per basic and diluted share	.01

(4)  Fair Value of Financial Instruments

            The carrying amounts of cash and cash equivalents, trade accounts receivable, other current assets, other assets, trade accounts payable and other accrued expenses approximate fair value because of the short maturity of these instruments.

            The carrying amounts of long-term debt approximates fair value because the interest rates are variable at market rates or because the rates are based on currently offered rates by lending institutions for similar debt instruments of comparable maturities.

(5)  Inventories

            Inventories consist of the following (in thousands):

	December 31, 2001	December 31, 2000
Grain and feed	$843	994
Crops growing, fertilizer and other	365	40
Finished goods	9,591	9,940
Raw materials	3,856	6,316

	$14,655	17,290

(6)  Assets Held for Sale

            The Company has concluded that, due to the increased interest in the production of organic milk by conventional dairy farmers, it no longer needs to commit capital to the expansion of its own farms or to build new ones. Accordingly, the Company has determined to sell its assets of the Idaho Dairy and Colorado herd as well as its farm property near Wilton, California. The Idaho Dairy and Colorado herd assets held for sale are in discontinued operations while the California farm has never been put into operations. All assets held for sale are recorded at the lower of cost or net realizable value (fair value less costs to sell). The Company expects to sell the properties in 2002. Assets held for sale consists of the following (in thousands):

	December 31, 2001	December 31, 2000
Current assets held for sale:
Grain and feed	$4,890	4,766
Crops growing, fertilizer and other	299	354
Other	1,851	1,849

Total current assets held for sale	$7,040	6,969
Long-term assets held for sale:
Land and water rights	$1,703	1,702
Dairy and feedlot facilities	8,440	8,403
Cream Separator	638	626
Rolling stock, vehicles and farm equipment	2,429	2,238
Employee housing	988	979
Leasehold improvements	171	167
Cattle	15,911	15,420
Intangible Assets	2,307	2,307
Other	143	91

	32,730	31,933
Less accumulated depreciation and amortization	(7,575)	(5,850)

Total long-term assets held for sale	$25,155	26,083

(7)  Cattle

            Cattle consists of the following (dollars in thousands):

	December 31, 2001	December 31, 2000
Number of head-milking cows and breeding bulls	7,640	7,513
Number of head-replacement heifers	1,623	2,752
Less number of head reclassed to asset held for sale	(8,309)	(9,423)

Total head of cattle	954	842

Cost-milking cows and breeding bulls	$14,176	12,942
Cost-replacement heifers	3,137	3,738

	17,313	16,680
Less accumulated depreciation	(3,340)	(2,715)
Less cattle (net) reclassed to asset held for sale	(12,913)	(13,001)

Total cattle	$1,060	964

            The Company has reflected its investment in cattle at cost. Cattle are depreciated using the straight-line method over 5 years to an estimated salvage value of $325 per head.

(8)  Property and Equipment

            Property and equipment consists of the following (in thousands):

	December 31, 2001	December 31, 2000
Land and water rights	$1,177	1,177
Dairy and feedlot facilities	2,621	2,545
Dairy processing equipment	4,060	3,501
Rolling stock, vehicles and farm equipment	1,106	940
Employee housing	61	57
Leasehold improvements	3,216	3,164
Office equipment and computer software	5,272	2,555
Other	1,055	879

	18,568	14,818
Less accumulated depreciation and amortization	(4,323)	(2,978)

Total property and equipment	$14,245	11,840

(9)  Long-Term Debt

            Long-term debt consists of the following dollars (in thousands):

	2001	2000
Senior Secured Term Loan note payable to U.S. Bank National Association (U.S. Bank) with interest at LIBOR plus a varying margin spread of 1.65% to 3.75% (5.0% at December 31, 2001) with quarterly principal payments with the unpaid balance due May 31, 2005. Interest is payable in conjunction with LIBOR pricing maturity dates and is secured by substantially all assets of the Company.	$21,000	24,600
Revolving line of credit with U.S. Bank with collateral based maximum borrowing of $25,000,000 with interest at LIBOR plus a varying margin spread of 1.65% to 3.75% (5.0% at December 31, 2001), secured by substantially all assets of the Company, available through May 31, 2003. Interest is payable in conjunction with LIBOR pricing period maturity dates.	16,628	16,028
Note payable to H.P. Hood Inc. with interest at 5.3%, payable in annual installments over four years with final due date of April 26, 2003 and backed by a letter of credit with U.S. Bank.	4,444	6,499
Note payable to Peoples Bank of Kent County, Maryland with interest at prime (5.0% at December 31, 2001), payable in monthly installments with the unpaid balance due April 15, 2018, secured by certain property. The note holder has the right to demand repayment of principal and interest in full at any time on or after April 15, 2001.	453	471
Note payable to Peoples Bank of Kent County, Maryland with interest at prime (5.0% at December 31, 2001), payable in monthly installments, secured by certain property. The note holder has the right to demand repayment of principal and interest in full at any time on or after October 27, 2002.	615	643
Note payable to Farm Credit Services with 5 year adjustable rate interest (6.5% at December 31, 2001) payable in monthly installments with the unpaid balance due July 1, 2010, secured by certain property.	2,967	3,197
Obligations under capital leases with maturities from one to three years with imputed interest rates ranging from 7.93% to 8.97%, secured by related equipment.	1,044	824
Note payable to Barclays with interest at Barclays' published base rate plus 2% (6.1% at December 31, 2001), payable in monthly installments with the unpaid balance due August 2, 2006, secured by certain equipment.	318	—
Other	150	175

Total long-term debt	47,619	52,437
Less current portion	(7,306)	(6,752)

Long-term debt, excluding current portion	$40,313	45,685

            The availability of the $25 million revolving line of credit is reduced by outstanding letters of credit of $4.9 million. Total availability under the line of credit is $3.5 million at December 31, 2001.

            Both U.S. Bank loans contain certain covenants that among other things, limit the Company's ability to incur additional debt, create liens, pay dividends or enter into certain other transactions.

            Aggregate maturities of long-term debt are as follows (in thousands):

December 31:
2002	$7,306
2003	23,802
2004	5,499
2005	9,197
2006	376
Thereafter	1,439

Total	$47,619

(10) Leases

            The Company has noncancelable operating leases, primarily for office space and office equipment, expiring at various dates from 2002 to 2015. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Office rent expense totaled $408,000 in 2001, $392,000 in 2000 and $271,000 in 1999.

            Future minimum lease payments under noncancelable operating and capital leases as of December 31, 2001 were as follows (in thousands):

	Capital leases	Operating leases
Year ended December 31:
2002	$550	947
2003	500	897
2004	91	735
2005	—	594
2006	—	530
Thereafter	—	1,100

Total minimum lease payments	1,141	$4,803

Less amounts representing interest	97

Present value of minimum capital lease payments	1,044
Less current portion	478

Capital lease obligations, less current portion	$566

(11) Purchase Commitments

            The Company contracts with various organic farmers and cooperatives throughout the United States and the United Kingdom for organic farm milk. In the United States, these contracts are generally for original terms of twelve to thirty-six months and are renewable upon agreement by the Company and the producer. In the United Kingdom, these contracts are generally for original terms of three months to five years and are renewable upon agreement by the Company and the producer. All United States and United Kingdom milk production contracts require that the Company purchase minimum quantities of organic farm milk and are priced using butterfat differentials and quality testing. The Company believes that these contracts approximate organic farm milk market prices at December 31, 2001. If the Company cannot use the minimum amount as organic fluid milk or other organic products, the Company sells the organic milk as conventional milk.

            The Company also contracts for juices. These contracts run through 2002. The Company believes that these contracts approximate organic juice market prices at December 31, 2001.

(12) Contractual Obligations and Commercial Commitments Summary

            The following table summarizes the estimated future undiscounted cash obligations associated with the Company's long-term debt, capital leases, operating leases and purchase obligations by year or group of years beginning with January 1, 2002. Long-term debt consists primarily of the Company's $25 million credit line facility and $25 million term note facility with U.S. Bank. These debt facilities may be declared immediately due and payable upon any event of default, as defined in the loan agreement. Events of default, as defined, include being out of compliance with the loan covenant calculations. Such covenant requirements include measures of working capital, net worth, cash flow leverage and interest and fixed charge coverage ratios. At December 31, 2001 the Company was in compliance with the loan covenants. The Company's long-term debt interest rate is primarily variable. The table below assumes a 5% interest rate for year 1 and 7.5% interest rate thereafter.

            Capital leases are primarily for financing of the Company's computer software system implemented in 2001. The operating leases are primarily office and equipment rentals.

            Purchase obligations are primarily milk production contracts in the U.S. and U.K. U.S. juice and management fees associated with the Colorado herd are also included. The table below excludes expected purchases of milk from the Idaho Dairy subsequent to its anticipated sale to a third-party in the fall of 2002. Upon closing of the sale of the Idaho Dairy, the Company's annual purchase obligations will increase by approximately $18.4 million.

	Payments due by period (in thousands):
Contractual obligations and commercial commitments	Total	2002	2003—2004	2005—2006	Post 2006
Long-term debt including line of credit	$52,663	8,955	31,873	10,177	1,658
Capital lease obligations	1,141	550	591	—	—
Operating leases	4,803	947	1,632	1,124	1,100
Purchase obligations	45,259	22,859	20,447	1,953	—

Total contractual cash obligations and commercial commitments	$103,866	33,311	54,543	13,254	2,758

            We have no subsidiaries that are not included in the consolidated financial statements.

(13) Valuation and Qualifying Accounts (in thousands)

Description	Balance at beginning of year	Additions charged to expense	Deductions	Balance at end of year
Year ended December 31, 1999:
Returns and allowance reserve(a)	$151	1,835	1,752	234
Market development reserve(b)	366	1,958	2,022	302
Allowance for doubtful accounts	101	104	55	150
Inventory valuation reserve	—	—	—	—
Year ended December 31, 2000:
Returns and allowance reserve(a)	234	2,316	2,414	136
Market development reserve(b)	302	2,004	1,926	380
Allowance for doubtful accounts	150	32	8	174
Inventory valuation reserve	—	128	—	128
Year ended December 31, 2001:
Returns and allowance reserve(a)	136	2,721	1,909	948
Market development reserve(b)	380	3,092	2,974	498
Allowance for doubtful accounts	174	48	108	114
Inventory valuation reserve	128	—	—	128
  (a)
  The industry traditionally experiences customer payments net of customer deductions before the Company can prove such deductions valid. These deductions are taken for various reasons such as spoilage allowances or damaged goods. The deduction validation procedure generally lags because the customer routinely concentrates on taking the deduction and then delays in sending the proper paperwork to support the deductions. Upon proper receipt and validation of the paperwork, the reserves are used to reduce the receivable balance.

  (b)
  The Company often offers market development support to its customers. The Company accrues for these costs.

(14) Restructuring Costs

            During the year ended December 31, 2000 the Company restructured its international operating segment management. During the year ended December 31, 2001 restructuring costs associated with this management change were as follows (in thousands):

	Accrual costs December 31, 2000	Amounts paid 2001	Accrual costs December 31, 2001
Termination and severance costs	$285	255	30
Cancellation of contracts and leases	26	26	—
Other	9	9	—

Total accrued liabilities	$320	290	30

            The Company expects to utilize the remaining balance of approximately $30,000 in the first quarter of 2002.

(15) Income Taxes

            Income tax (expense) benefit attributable to income before income taxes consists of (in thousands):

	Current	Deferred	Total
Year ended December 31, 2001:
U.S. Federal	$(346)	(425)	(771)
State	(62)	(81)	(143)
Foreign	(246)	(12)	(258)

	$(654)	(518)	(1,172)

Year ended December 31, 2000:
U.S. Federal	$(47)	(230)	(277)
State	(11)	(27)	(38)
Foreign	(57)	(21)	(78)

	$(115)	(278)	(393)

Year ended December 31, 1999:
U.S. Federal	$(1,006)	135	(871)
State	(192)	26	(166)

	$(1,198)	161	(1,037)

            Income tax (expense) benefit attributable to income before income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following (in thousands):

	December 31, 2001	December 31, 2000	December 31, 1999
Computed "expected" tax (expense) benefit	$(990)	(310)	(829)
(Increase) reduction in income taxes resulting from:
State and local income taxes, net of federal benefit	(102)	(25)	(110)
Permanent differences	(83)	(64)	(115)
Other, net	3	6	17

	$(1,172)	(393)	(1,037)

            The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below (in thousands):

	December 31, 2001	December 31, 2000
Deferred tax assets:
Artwork and plates and cattle depreciation	$8	20
Net operating loss carryforwards	329	472
Write-off of intangibles in purchase accounting, net	—	49
Start-up costs capitalized for tax	34	68
Accrued compensation and vacation	102	222
Foreign tax credit	259	—
Other, net	74	198

Net deferred tax assets	806	1,029
Deferred tax liabilities:
Write-off of intangibles in purchase accounting, net	(96)	—
Step-up of property, equipment and cattle in acquisition	(3,372)	(3,180)

Net deferred tax liabilities	(2,662)	(2,151)
Less current net deferred tax assets	(160)	(439)

Long term deferred income tax liability	$(2,822)	(2,590)

            In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon management's projections of future taxable income and future taxable income generated from the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, accordingly, there is no valuation allowance in 2001 or 2000.

            At December 31, 2001, the Company has net operating loss carryforwards for U.S. federal income tax purposes of approximately $836,000, which are available to offset future federal taxable income and expire in the following years (in thousands):

2011	$238
2012	598

Total	$836

(16) Stockholders' Equity

            During 2001, the Company benefited $414,000 from income tax deductions from stock option exercises of Company stock.

            During March 2000, two warrants were exercised to purchase an aggregate of 3,500 shares of the Company's common stock for $28,000. The warrants had an exercise price of $8.00 per share.

(17) Stock Option Plan and Stock Option Agreements

            At December 31, 2001, the Company could grant up to 1,500,000 options to purchase shares of its common stock pursuant to an incentive stock option plan (Plan) it implemented for key employees. Options are granted at the discretion of the Board of Directors with an exercise price equal to the stock's fair value on date of grant.

            In 2001, the Board granted a total of 352,000 options. 59,000 nonqualified options were granted to outside agents that vest 25% per year beginning one year after grant date and expire in 2006. 89,282 nonqualified options were granted to employees that vest 25% per year beginning one year after grant date and expire in 2006. 203,718 qualified options were granted to employees that vest 25% per year beginning one year after grant date with 184,218 and 19,500 to expire in 2006 and 2011, respectively.

            In 2000, the Board granted a total of 306,150 options. 36,000 nonqualified options were granted to outside agents that vest 25% per year beginning one year after grant date and expire in 2005. 71,764 nonqualified options were granted to employees that vest 25% per year beginning one year after grant date and expire in 2005. 198,386 qualified options were granted to employees that vest 25% per year beginning one year after grant date and expire in 2005.

            In 1999, the Board granted a total of 426,500 options. 175,436 nonqualified options were granted to outside agents and employees that vest 25% per year beginning one year after grant date and expire in 2004. 251,064 qualified options were granted to employees that vest 25% per year beginning one year after grant date and expire in 2004.

            The per share weighted-average fair value of stock options granted during 2001, 2000 and 1999 was $4.08, $5.41 and $6.27 respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 2001—no expected dividend yield, expected volatility of 70%, risk free rates ranging from 3.7% to 5.0%, and expected lives of 5 years, 2000—no expected dividend yield, expected volatility of 70%, risk free rates ranging from 5.3% to 6.7%, and expected lives of 5 years 1999—no expected dividend yield, expected volatility of 59%, risk-free interest rate of 5.8%, and expected lives of 5 years.

            The Company applies the principles in APB Opinion No. 25 in accounting for its Plan and stock option agreements and, accordingly, no compensation cost has been recognized for stock options granted to employees in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under

SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

	2001	2000	1999
Net income, as reported	$1,740	519	1,402
Net income, pro forma	888	57	1,125
Net income per basic share, pro forma	.09	.01	.12
Net income per diluted share, pro forma	.09	.01	.11

            The above pro forma disclosures are not necessarily representative of the effect on the reported net income for future periods because options vest over several years and additional awards are generally made each year.

            Stock option activity during the years indicated was as follows:

	Number of shares	Range of exercise prices	Weighted average exercise price
Balance at December 31, 1998	598,768	$1.25—14.88	3.91
Granted	426,500	7.01—17.25	11.25
Exercised	(48,330)	1.25—6.50	3.33
Canceled	(23,875)	3.22—17.25	10.45

Balance at December 31, 1999	953,063	1.25—17.25	7.03
Granted	306,150	6.50—17.25	9.23
Exercised	(126,874)	1.25—6.50	2.61
Canceled	(100,811)	3.22—17.25	10.41

Balance at December 31, 2000	1,031,528	1.25—17.25	8.04
Granted	352,000	4.69—16.52	6.65
Exercised	(200,987)	2.10—11.00	3.57
Canceled	(165,315)	4.94—17.25	11.37

Balance at December 31, 2001	1,017,226	1.25—17.25	7.90

Number of options exercisable at December 31, 2001	386,151
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Number exercisable December 31, 2001	Weighted average exercise price
$ 1.25	45,000	2.2	45,000	$1.25
4.69—7.88	471,276	3.1	163,378	5.99
8.25—11.60	413,100	3.4	137,523	9.22
12.99—17.25	87,850	3.3	40,250	16.09

	1,017,226	3.2	386,151	7.90

            Canceled options are a result of employee terminations and forfeitures. As of December 31, 2001, the Company had 394,976 options available for grant under the Plan and had 68,250 options outstanding outside of the Plan, which were granted prior to establishing the Plan.

(18) Related Party Transactions

        (a)  Aurora Dairy Corporation

          The Company entered into a Dairy Herd Management and Supply Agreement on March 5, 1999 (subsequently amended on June 9, 1999 and on August 9, 2001) with Aurora Dairy Corporation whose majority owner is a former member of our board. The agreement allows the Company to provide and maintain an organic dairy herd at Aurora's facilities in Platteville, Colorado approximating 1,150 head milking. The Company is to provide the feed for the animals and has paid for approximately $270,000 in equipment and leasehold improvements. Aurora manages the herd and pays for operating expenses outside of the feed, breeding, cattle costs and the depreciation of the leasehold improvements and equipment provided by the Company. The management fees vary throughout the term of the contract but require a minimum of $90,000 per month through June 30, 2002. The contract runs from October 1999 through September 2002. The Company has not renewed the contract. During the wind-down phase from July 2002 through September 2002 the Company will pay a management fee of $125,000 per month.

          The Company believes the management fees are fair and equitable for three reasons. First, the fees charged on a production basis were comparable to a price that was indicative of an equitable return on operating costs of the Company's own dairies. Second, the cost of the resulting milk production after freight into the Company's dairy processor was a cost that was less expensive than other available milk supplies at the inception of the contract. Finally, the Company recognized that the contract resulted in a milk supply with a much shorter start-up phase than any other supply at the inception of the contract.

          Payments made to Aurora by the Company for management fees were $1,840,352, $1,460,723 and $270,000 during 2001, 2000 and 1999, respectively. Additionally during these respective years, the Company paid Aurora $151,092, $83,607 and $664,475 for feed and cattle. Aurora paid the Company $455,475 and $395,637 during 2001 and 2000, respectively, for the purchase of cattle. In April 2000 Aurora and the Company agreed that the Company would deliver to Aurora 600 head of cattle between April and June 2000. In exchange, Aurora would deliver 600 head of cattle to the Company between December 2000 and March 2001. As of December 31, 2001, all cattle under this agreement had been delivered to the Company or sold to Aurora at fair market value.

        (b)  Dean Foods

          In 1998, the Company entered into agreements with Dean Foods Company, formerly Suiza Foods Corporation, a manufacturer and distributor of fresh milk and related dairy products. The Company's relationship with Dean Foods includes five-year processing and distribution agreements with three of Dean Food's subsidiaries: Model Dairy, a fluid milk processor located in Reno, Nevada; Robinson Dairy, a fluid milk processor located in Denver, Colorado; and Garelick Farms, a fluid milk processor and distributor with several locations in the northeast U.S., which does not currently process any products for the Company. The processing and distribution agreement with Model Dairy provides that it will be the exclusive processor for the Company's milk products in California and Nevada, with certain exceptions, and that it will distribute all SKUs of the Company's organic fluid milk products which are available for sale in its territory. The processing and distribution agreement with Robinson Dairy provides that the Company will not engage another processor within the state of Colorado. One of the Company's directors controlled Robinson Dairy at the inception of the agreement. Per the agreement, the Company will pay minimum co-packing fees for processing product through December 31, 2003. The Company also has products processed in Morningstar Foods, a fluid milk processor located in Gustine, California and Cultured Specialties, a dairy processor located in Fullerton and Tulare, California. Both companies are subsidiaries of Dean Foods. The Company paid to Dean Foods and its subsidiaries approximately $13,928,000, $7,822,000 and $4,487,000 in 2001, 2000 and 1999, respectively.

          The Company monitors production costs from various processor locations. Based on historical averages and current trends the Company routinely compares and analyzes its production costs at its existing processor plants. From this data, the Company routinely discusses contract prices, efficiency and quality control topics with all of its processors. As a result, the Company believes that the processing and distribution fees charged by Dean Foods are fair and equitable in comparison to prices charged for similar services by other fluid milk and dairy processing plants the Company engages.

(19) Employee Stock Purchase Plan

            In April 1998, the Board adopted the 1998 Employee Stock Purchase Plan ("ESPP"), to provide employees of the Company with an opportunity to purchase common stock through payroll deductions. Under the ESPP, 250,000 shares of common stock have been reserved for issuance. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the ESPP. A new offering period begins every January and July.

            All employees are eligible to participate in the ESPP if they are employed upon, and their ESPP participation application is completed by, the biannual offering dates. Employees can have up to 10% of their earnings withheld pursuant to the ESPP and applied on specific purchase dates (currently the last day of each authorized offering) to the purchase of shares of common stock. The price of common stock purchased under the ESPP is equal to 85% of the lower of the fair value of the common stock on the commencement date of each offering or the purchase date. Employees may end their participation in the offering at any time during the offering, and participation ends automatically upon termination of employment. Holders of five percent or more of the Company's outstanding common stock are not eligible to participate in the ESPP.

            In the event of certain changes in control, the Company and the Board have discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten an offering and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The ESPP may be terminated at the Board's discretion.

(20) Quarterly Results (Unaudited)

            The following table sets forth quarterly unaudited financial data for the quarters of 2001 and 2000 (in thousands, except share and per share data).

	Year Ended December 31, 2001
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Net sales	$37,598	$38,606	$39,009	$43,657
Cost of sales	26,868	27,488	27,202	30,289

Gross profit	10,730	11,118	11,807	13,368
Selling expenses	7,641	7,651	7,900	8,149
General and administrative expense	1,925	1,996	1,947	2,168
Intangible asset amortization	785	773	778	779

Total operating expense	10,351	10,420	10,625	11,096

Operating income	379	698	1,182	2,272
Other income (expense)	(585)	(514)	(477)	(174)

Income (loss) from continuing operations before income taxes	(206)	184	705	2,098
Income tax benefit (expense)	74	(72)	(281)	(840)

Income (loss) from continuing operations	$(132)	$112	$424	$1,258

Income (loss) from discontinued operations, net	(103)	330	168	(317)

Net income (loss)	$(235)	$442	$592	$941

Income (loss) from continuing operations per basic and diluted share	$(0.01)	$0.01	$0.04	$0.12

Income (loss) from discontinued operations per basic and diluted share	$(0.01)	$0.03	$0.02	$(0.03)

Net income (loss) per basic and diluted share	$(0.02)	$0.04	$0.06	$0.09

Weighted average shares outstanding—basic	9,901	9,945	10,068	10,110
Weighted average shares outstanding—diluted	9,901	10,076	10,333	10,441

	Year Ended December 31, 2000
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Net sales	$26,336	$29,692	$33,392	$37,786
Cost of sales	18,523	20,359	23,736	26,788

Gross profit	7,813	9,333	9,656	10,998
Selling expense	5,443	6,370	5,939	7,635
General and administrative expense	1,948	2,073	2,077	2,865
Intangible asset amortization	335	488	785	781

Total operating expense	7,726	8,931	8,801	11,281

Operating income (loss)	87	402	855	(283)

Other income (expense)	382	86	(543)	(473)

Income (loss) from continuing operations before income taxes	469	488	312	(756)
Income tax benefit (expense)	(191)	(185)	(116)	271

Income (loss) from continuing operations	$278	$303	$196	$(485)

Income (loss) from discontinued operations, net	29	211	81	(94)

Net income (loss)	$307	$514	$277	$(579)

Income (loss) from continuing operations per basic and diluted share	$0.03	$0.03	$0.02	$(0.05)

Income (loss) from discontinued operations per basic and diluted share	$—	$0.02	$0.01	$(0.01)

Net income (loss) per basic and diluted share	$0.03	$0.05	$0.03	$(0.06)

Weighted average shares outstanding—basic	9,753	9,777	9,814	9,839
Weighted average shares outstanding—diluted	10,025	10,048	10,078	9,969

(21) Reportable Segments

            The Company has three segments of business, the marketing company, the dairy farm operations and international. The marketing company is responsible for acquiring, processing and marketing organic fluid milk, organic dairy products and organic non-dairy products. The dairy farm operations are responsible for producing farm milk for use by the marketing company in the production of its products. International is the United Kingdom entities responsible for acquiring, processing and marketing organic fluid milk and organic dairy products.

            During the fourth quarter of 2001, the Company reformulated its intercompany transfer price for 2000 and 2001 between its marketing and dairy farm operation segments. The new formulation considered the delivered price of the milk from its dairy farm operations segment in comparison to the Company's external milk supply delivered prices. Based on these prices, the Company reduced the intercompany transfer price for its milk produced in Idaho during 2000 and 2001 for segment presentation. The Company also reallocated interest costs to the farm operating segment based on the assumption that all farm net assets were debt financed. The following table sets forth selected segment data for the fiscal years ended December 31, 2001 and 2000 (in thousands):

	Year ended December 31, 2001
	Marketing	Dairy farm operations	U.S. eliminations	U.S. adjustments	U.S. subtotal	International	U.S. and International subtotal	International eliminations with U.S.	Total
Net sales	$126,996	2,822	(2,822)	—	126,996	31,874	158,870	—	158,870
Cost of sales	87,126	1,518	(1,518)	(64)	87,062	24,784	111,847	—	111,847

Gross profit	39,870	1,304	(1,304)	64	39,934	7,090	47,023	—	47,023
Operating expenses excluding intangible asset amortization	34,616	1,240	(1,240)	(19)	34,597	4,780	39,376	—	39,376
Intangible asset amortization	1,176	—	—	—	1,176	1,939	3,115	—	3,115

Operating income (loss)	4,078	64	(64)	83	4,161	371	4,531	—	4,531
Interest income	1,854	—	(267)	(1,489)	97	30	127	—	127
Interest expense	(944)	(339)	267	1,489	473	(2,168)	(1,695)	—	(1,695)
Other, net	(182)	—	—	—	(182)	—	(182)	—	(182)

Income (loss) from continuing operations before income taxes	4,806	(275)	(64)	83	4,549	(1,767)	2,781	—	2,781
Income tax benefit (expense)	(1,912)	111	—	(7)	(1,808)	689	(1,119)	—	(1,119)

Income (loss) from continuing operations	2,894	(165)	(64)	76	2,741	(1,078)	1,662	—	1,662
Discontinued operations*:
Income (loss) from operations of discontinued Idaho and Colorado farms including intangible asset amortization of $156	—	150	—	(19)	131	—	131	—	131
Income tax benefit (expense) from discontinued operations	—	(60)	—	7	(53)	—	(53)	—	(53)

Income (loss) from discontinued operations	—	90	—	(12)	78	—	78	—	78

Net income (loss)	$2,894	(76)	(64)	64	2,818	(1,078)	1,740	—	1,740

Segment assets	$117,610	44,176	(36,270)	—	125,516	37,442	162,958	(33,192)	129,766

The following additional supplemental information is included above:
Continuing Operations:
Depreciation and amortization	$2,171	439	—	—	2,610	2,342	4,952	—	4,952
Loss on sale of cattle and equipment	—	107	—	—	107	—	107	—	107
Discontinued Operations:
Depreciation and amortization	—	2,975	—	—	2,975	—	2,975	—	2,975
Loss on sale of cattle and equipment	—	1,577	—	—	1,577	—	1,577	—	1,577
Company Total:
Depreciation and amortization	2,171	3,414	—	—	5,585	2,342	7,927	—	7,927
Loss on sale of cattle and equipment	—	1,684	—	—	1,684	—	1,684	—	1,684

*
Revenue and operating expenses associated with the discontinued dairy farm operations were $22,546 and $20,699, respectively.

	Year ended December 31, 2000
	Marketing	Dairy farm operations	U.S. eliminations	U.S. adjustments	U.S. subtotal	International	U.S. and International subtotal	International eliminations with U.S.	Total
Net sales	$104,966	2,806	(2,806)	—	104,966	22,240	127,206	—	127,206
Cost of sales	72,686	1,511	(1,511)	(51)	72,635	16,772	89,406	—	89,406

Gross profit	32,280	1,295	(1,295)	51	32,331	5,468	37,800	—	37,800
Operating expenses excluding intangible asset amortization	29,706	1,244	(1,244)	(27)	29,679	4,673	34,351	—	34,351
Intangible asset amortization	1,176	—	—	—	1,176	1,212	2,389	—	2,389

Operating income (loss)	1,398	51	(51)	78	1,476	(417)	1,061	—	1,061
Interest income	2,181	—	(225)	(1,726)	229	37	266	—	266
Interest expense	(637)	(338)	225	1,726	976	(1,643)	(667)	—	(667)
Other, net	(139)	—	—	—	(139)	(8)	(147)	—	(147)

Income (loss) from continuing operations before income taxes	2,803	(287)	(51)	78	2,543	(2,031)	513	—	513
Income tax benefit (expense)	(1,115)	115	—	—	(999)	777	(221)	—	(221)

Income (loss) from continuing operations	1,688	(171)	(51)	78	1,545	(1,254)	292	—	292
Discontinued operations*:
Income (loss) from operations of discontinued Idaho and Colorado farms including intangible asset amortization of $156	—	426	—	(27)	399	—	399	—	399
Income tax expense from discontinued operations	—	(172)	—	—	(172)	—	(172)	—	(172)

Income (loss) from discontinued operations	—	255	—	(27)	227	—	227	—	227

Net income (loss)	$1,688	85	(51)	51	1,773	(1,254)	519	—	519

Segment assets	$121,734	45,231	(39,189)	—	127,776	37,683	165,459	(33,295)	132,164

The following additional supplemental information is included above as follows:
Continuing Operations:
Depreciation and amortization	$1,714	405	—	—	2,119	1,632	3,751	—	3,751
Loss on sale of cattle and equipment	—	131	—	—	131	—	131	—	131
Discontinued Operations:
Depreciation and amortization	—	2,683	—	—	2,683	—	2,683	—	2,683
Loss on sale of cattle and equipment	—	2,180	—	—	2,180	—	2,180	—	2,180
Company Total:
Depreciation and amortization	1,714	3,088	—	—	4,802	1,632	6,434	—	6,434
Loss on sale of cattle and equipment	—	2,311	—	—	2,311	—	2,311	—	2,311

*
Revenue and operating expenses associated with the discontinued dairy farm operations were $21,960 and $19,613, respectively.

(22) Contingency

            The Company is a party to certain legal and regulatory proceedings and claims in the ordinary course of its business. The Company believes that the outcome of these matters will not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

QuickLinks

  Item 5. Other Events and Regulation FD Disclosure.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURE
EXHIBIT INDEX
Index to Financial Statements
Independent Auditors' Report
HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (In thousands, except share amounts) December 31, 2001 and 2000
HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (In thousands, except per share amounts) Years ended December 31, 2001, 2000 and 1999
HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity and Comprehensive Income (In thousands, except share amounts) Years ended December 31, 2001, 2000 and 1999
HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands) Years ended December 31, 2001, 2000 and 1999
HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands) Years ended December 31, 2001, 2000 and 1999
HORIZON ORGANIC HOLDING CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2001, 2000 and 1999